UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 15, 2019

Ferro Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard Suite 250, Mayfield Heights, Ohio		44124
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00	FOE	New York Stock Exchange

Item 1.01Entry into a Material Definitive Agreement.

On December 15, 2019, Ferro Corporation (“Ferro”) and Pigments Spain, S.L. (“Buyer”) entered into an Asset and Stock Purchase Agreement (the “Agreement”) pursuant to which Ferro has agreed to sell Ferro’s global tile coatings business (the “Tile Coatings Business”) to Buyer for $460 million in cash (the “Purchase Price”), with the potential for an additional $32 million in cash based on the performance of the business pre-closing, plus the assumption of certain liabilities of the Tile Coatings Business as specified in the Agreement. The Purchase Price is subject to customary adjustments. Buyer is an indirect wholly owned subsidiary of Lone Star Fund X (U.S.), L.P., a partnership that is part of the group of investment funds commonly known as Lone Star Funds.

Consummation of the sale of the Tile Coatings Business is subject to the satisfaction or waiver of certain closing conditions, including the receipt of antitrust approvals in certain foreign jurisdictions.

In the Agreement, Ferro and Buyer have made customary representations and warranties and have agreed to customary covenants relating to the sale. Specifically, (i) before the closing, Ferro will be subject to certain business conduct restrictions with respect to the Tile Coatings Business and (ii) for three years following the closing, neither Ferro nor any of its controlled affiliates will directly or indirectly engage in any business activity that competes with the Tile Coatings Business, subject to certain exceptions as described in the Agreement.

Ferro and Buyer have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other liabilities. Ferro and Buyer have also agreed to enter into related transaction agreements at the closing, including transition and reverse transition services agreements, certain supply agreements, certain manufacturing agreements and certain other commercial agreements.

Buyer has obtained equity and debt financing commitments for the transactions contemplated by the Agreement, the aggregate proceeds of which will be sufficient to consummate the transactions contemplated by the Agreement, including payment of the total consideration payable by Buyer to Ferro under the Agreement.

The Agreement contains certain termination rights for both Ferro and Buyer, including if the sale of the Tile Coatings Business is not consummated by the date falling nine months after the date of the Agreement (subject to extension to the date falling 12 months after the date of this Agreement if all of the conditions to closing, other than the conditions related to obtaining certain foreign antitrust approvals, have been satisfied). The Agreement also provides for certain termination rights for each of Ferro and Buyer, and provides that, upon termination of the Agreement under certain specified circumstances, Buyer would be required to pay a termination fee of $18.4 million to Ferro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

December 18, 2019	By:	/s/ Benjamin J. Schlater

Name: Benjamin J. Schlater
Title: Group Vice President and Chief Financial Officer